UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2007

CHINO COMMERCIAL BANCORP

(Exact name of registrant as specified in its charter)

CA	000-52098	20-4797048
(State of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

14345 Pipeline Avenue
Chino, California		91710
Address of Principal Executive Offices		Zip Code

(909) 393-8880 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On October 22, 2007 the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit 99.1.      Press release dated October 22, 2007

For Immediate Release

Date:	October 22, 2007
Contact:	Dann H. Bowman
Title:	President and Chief Executive Officer
Phone:	(909) 393-8880
OTCBB Symbol:	CCBC

CHINO COMMERCIAL BANCORP REPORTS 12.5% INCREASED EARNINGS PER SHARE FOR THIRD QUARTER

     Chino, California… The Board of Directors of Chino Commercial Bancorp, the parent company of Chino Commercial Bank NA, announced the results of operations for the third quarter ended September 30, 2007 with net diluted earnings per share of $0.27 as compared with $0.24 per diluted share, or an increase of 12.50% from the same quarter last year. Total net earnings for the quarter-end were $209,476 as compared with net earnings of $212,472 for the same quarter of 2006, a 1.41% reduction.

     Dann H. Bowman, President and Chief Executive Officer stated, “The share repurchase plan approved by the Board of Directors last year is helping to increase earnings per share, even though higher operating expenses moderately reduced nominal profits in the third quarter and year-to-date. The Bank’s loan quality remains very strong with no sub-prime loans on the books, and only one loan being charged off this year for $9,011. Overall, the Bank is performing well and we are pleased with our prospects for continued growth and expansion.” Earnings year-to-date were $612,466 or $0.77 per diluted shares for the nine months ended September 30, 1007, as compared with net earnings of $754,645 or $0.85 per diluted share for the same period last year. The slight reduction of income of $2,996 for the third quarter was attributed to a decrease in net interest income of $149,306 which was a result of increased interest-bearing deposit accounts and interest expense on trust preferred securities of $51,000. This was partially offset by a $78,502 increase in non-interest income. General and administrative expenses decreased $65,825 in the third quarter resulting from depreciation expense reductions as older furniture and equipment reached full depreciation, reduced legal and professional fee expenses, and a reduction in other expenses. These combined income and expense items, which were not experienced in 2006 lowered pre-tax earnings by roughly $5,800 in the third quarter.

      Interest income increased $149,728 while interest expense increased $359,470 in the nine months ended September 30, 2007 compared to the same period in 2006. The reduction in income for the nine-month period is partially attributed to an increase in FDIC assessments from $6,997 in 2006 to $36,247 in 2007 and interest expense on trust preferred securities of $152,887 which were not present during the same nine-month period last year. The year-to-date earnings were also impacted by an increase in the provision for loan loss reserves of $33,199 over the same period last year. Income from service charges on deposit accounts increased by approximately $182,600 in the nine months ended September 30, 2007. These combined income and expense items, which were not experienced in 2006, lowered pre-tax earnings by roughly $251,400 year-to-date.

     Net earnings for the nine months ended September 30, 2007 represent an annualized return on average equity of 13.40% and a return on average assets of 0.96% compared to net earnings for the nine months ended September 30, 2006, which represented a return on average equity of 13.75% and return on average assets of 1.13% .

Financial Condition

     At September 30, 2007, total assets were $84.3 million, a decline of $6.2 million or 6.8% from December 31, 2006.

     Loans increased $2.0 million during the nine months from $51.8 million at December 31, 2006 to an outstanding balance of $53.8 million at September 30, 2007. This represents a 3.8% increase in outstanding loans.

     Total deposits declined by 5.9% to $74.8 million at September 30, 2007, a decrease from $79.5 million at December 31, 2006. The Company’s core deposits represent 96.9% of the total deposits.

Earnings

     The Company posted net interest income for quarters ended September 30, 2007 and September 30, 2006 of $1,022,467 and $1,171,773, respectively. For nine months ended September 30, the Company posted net interest income of $3,209,364 and $3,419,106 for 2007 and 2006, respectively. Average interest-earning assets were $75.9 million with average interest-bearing liabilities of $30.5 million, yielding a net interest margin of 5.64% for the nine months ended September 30, 2007 as compared to average interest-bearing assets of $79.7 million with average interest-bearing liabilities of $24.0 million, yielding a net interest margin of 5.72% for the nine months ended September 30, 2006.

     Non-interest income totaled $256,077 for the three months ended September 30, 2007, or a 44.2% increase from $177,575 earned during the third quarter of 2006. Non-interest income increased 40.1% for the nine months ended September 30, 2007 totaling $697,236 as compared to $497,845 for the six months ended September 30, 2006. Service charges on deposit accounts accounted for the majority of the increase in non-interest income.

     General and administrative expenses were $895,791 and $2,816,860 for the three and nine months ended September 30, 2007 as compared to $961,616 and $2,608,993 for the three and nine months ended September 30, 2006. The largest component of general and administrative expenses was salary and benefits expense of $461,870 for the third quarter of 2007 as compared to $432,901 for the three months ended September 30, 2006. Year-to-date comparisons of salary and benefits expense reports $1,440,026 for nine months ended September 2007 and $1,275,274 for the same period in 2006. The increase in Salaries and benefits expenses was reflective of staff increases, salary increases, incentive compensation, and the increase in retirement plan accruals.

     Income tax expense was $127,718 and $371,071 for the three and nine months ended September 30, 2007 as compared to $130,506 and $480,309 for the same periods of 2006. The effective income tax rate for 2007 and 2006 is approximately 38%.

Forward-Looking Statements

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about the Bank’s plans, objectives, management’s expectations, intentions, relationships, opportunities, and technology and market condition statements. When used in these presentations, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
September 30, 2007 and December 31, 2006

	September 30, 2007	December 31, 2006
ASSETS:	Unaudited	Audited
Cash and due from banks	$4,770,730	$4,201,391
Federal funds sold and Due from banks time	8,483,000	13,316,000
Cash and cash equivalents	13,253,730	17,517,391
Interest-bearing deposits in other banks
Investment securities available for sale	8,652,588	11,839,152
Investment securities held to maturity (fair value approximates
$4,032,000 at September 30, 2007 and $4,696,000 at December 31, 2006)	4,065,866	4,784,277
Total investments	12,718,454	16,623,429
Loans
Construction	2,140,784	1,925,067
Real estate	40,035,309	37,521,967
Commercial	10,801,353	11,655,290
Installment	780,977	670,765
Gross loans	53,758,423	51,773,089
Unearned fees and discounts	(103,830)	(136,046)
Loans net of unearned fees and discount	53,654,593	51,637,043
Allowance for loan losses	(712,999)	(615,808)
Net loans	52,941,594	51,021,235

Restricted stock	648,650	627,500
Accrued interest receivable	320,134	385,764
Fixed assets, net	2,130,305	2,222,503
Prepaid & other assets	2,272,387	2,076,976
Total assets	$84,285,254	$90,474,798

LIABILITIES:
Deposits
Non-interest bearing	$44,779,682	$53,845,147
Interest Bearing	29,992,856	25,608,988
Total deposits	74,772,538	79,454,135
Accrued interest payable	50,515	61,477
Accrued expenses & other payables	507,066	412,745
Subordinated debentures	3,093,000	3,093,000
Total liabilities	78,423,119	83,021,357
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 714,732 shares and 808,214 shares at September 30,
2007 and December 31, 2006, respectively.	2,772,681	5,022,984
Retained earnings	3,119,838	2,507,373
Accumulated other comprehensive loss	(30,384)	(76,916)
Total equity	5,862,135	7,453,441
Total liabilities & equity	$84,285,254	$90,474,798

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the nine months ended
	September 30		September 30
	2007	2006	2007	2006
Interest income
Interest on investment securities	$ 140,237	$ 207,770	$ 454,288	$ 642,514
Interest on Federal funds and Due from banks time	124,356	135,459	423,222	468,019
Interest and fee income on loans	1,010,948	954,770	3,013,734	2,630,983
Total interest income	1,275,541	1,297,999	3,891,244	3,741,516
Interest expense
Deposits	201,811	125,166	528,093	320,750
Other borrowings	51,263	1,060	153,787	1,660
Total interest expense	253,074	126,226	681,880	322,410
Net interest income	1,022,467	1,171,773	3,209,364	3,419,106
Provision for loan losses	45,559	44,754	106,203	73,004
Net interest income after
provision for loan losses	976,908	1,127,019	3,103,161	3,346,102
Non-interest income
Service charges on deposit accounts	223,438	149,386	595,859	413,260
Other miscellaneous fee income	9,607	7,161	26,410	15,082
Dividend income from restricted stock	7,639	7,366	28,152	23,916
Income from bank owned life insurance	15,393	13,662	46,815	45,587
Total non-interest income	256,077	177,575	697,236	497,845
General and administrative expenses
Salaries and employee benefits	461,870	432,901	1,440,026	1,275,274
Occupancy and equipment	77,122	105,556	257,445	307,509
Data and item processing	79,197	60,536	224,555	183,247
Advertising and marketing	37,837	30,700	113,208	70,678
Legal and professional fees	75,974	116,397	231,344	205,760
Insurance	8,141	6,217	22,686	18,557
Directors' fees and expenses	19,382	21,950	59,633	66,306
Other expenses	136,268	187,359	467,963	481,662
Total general & administrative expenses	895,791	961,616	2,816,860	2,608,993
Income before income tax expense	337,194	342,978	983,537	1,234,954
Income tax expense	127,718	130,506	371,071	480,309
Total income	$ 209,476	$ 212,472	$ 612,466	$ 754,645
Basic earnings per share	$ 0.29	$ 0.26	$ 0.83	$ 0.92
Diluted earnings per share	$ 0.27	$ 0.24	$ 0.77	$ 0.85

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 22, 2007

By: /s/ Sandra F. Pender Sandra F. Pender Vice President and Chief Financial Officer